	                 CUSTODY AGREEMENT

  THIS MEMORANDUM OF AGREEMENT documents that ADVANCE CAPITAL I, INC. CORNERSTONE STOCK FUND, as Principal
whose mailing address is One Towne Square, Ste 444, Southfield, MI 48076 has deposited certain property with THE HUNTINGTON NATIONAL BANK, as Custodian.

  The Parties agree that the property in this Account, including property which may be added later shall be administered as follows:

I.   AUTHORITY OF THE CUSTODIAN

     1. The Custodian is authorized to open and maintain a Custody Account (the "Account") in the name of the Principal. The Custodian will hold in the Account all stocks, bonds, securities and other property which it receives for deposit into the Account.

     2. The Custodian is authorized to hold stocks, bonds, certificates of deposit and other securities or property in Principal's name, in Custodian's name, or in the name of its nominee. The Custodian, if it believes necessary, may use other agents and depositories to hold any of the property in the Account.

     3. The Custodian is authorized to collect and credit as income all dividends, interest and other income on stocks, bonds, securities and other property held in the Account.

     4. The Custodian is authorized to credit as principal proceeds from the sale or redemption of stocks, bonds, securities or other property held in the Account.

     5. The Custodian is authorized, upon instructions from Principal, to place orders for the purchase and sale of stocks, bonds, securities, repurchase options, conversion privileges, rights, warrants or stock subscriptions and other property for the Account. The Custodian may charge the costs and expenses of such transactions to this Account, or any other account Principal may have with Custodian.

     6. The Custodian shall notify Principal when it receives actual written notice of any calls for redemption or retirement, subscription or conversion rights, exchange offers, tenders, interest rate changes or similar matters relating to any securities or other property which is now or was held in the Account.

     7. The Custodian may elect to credit the Account with interest or dividend payments in anticipation of receiving such payments from another agent. The Custodian is hereby authorized to reverse any such credit if it does not receive the funds it anticipated within a reasonable period of time.

     8. Custodian shall have no responsibility to maintain separate records for individual accounts of which Principal is fiduciary and for which securities or property have been deposited with or collected by Custodian. It is understood that such records shall be maintained by Principal.

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II.  INVESTMENT SERVICE

     1. It is Principal's obligation to manage the investments in this Account. The Custodian is under no duty to supervise or make any reviews or recommendations with respect to the sale or other disposition of any securities or other property at any time held in this Account, except as provided in paragraph II. 3. below.

     2.   a.   The Principal may employ Investment Counsel.  After Custodian has been notified in writing of the employment of Investment
               Counsel it shall act in accordance with the instructions of the Investment Counsel. The Custodian will only act on Investment Counsel's instructions for the retention, purchase, sale, exchange or other disposition of the assets held in the Account. If the Custodian is not employed as the Investment
               Counsel, Custodian is not authorized to deliver any assets of the Account to Investment Counsel.

          b. The Custodian shall not be liable for the acts of Investment Counsel or Investment Counsel's agents. The Custodian shall not be liable for any losses resulting from Investment Counsel's directions or absence of directions.

          c. The Custodian shall not be required to seek or obtain the approval or direction of any person other than Principal or Investment Counsel with respect to disposition of property held in the Account except as otherwise provided in this agreement. The Custodian shall not be required to advise Principal of any direction received from Investment Counsel before following the direction.

          d.   The Principal hereby designates


               Advance Capital Management, Inc.
-------------------------------------------------------------------------
                               (Name)

whose address is

               One Towne Square, Ste 444, Southfield, MI  48076
-------------------------------------------------------------------------


as Investment Counsel for the property held in this Account.

               (I) The Investment Counsel shall have full authority over the investment of the property held in this Account, until Custodian is notified in writing by Principal that such authority has been revoked.

               (II) The Investment Counsel shall place the buy and sell orders with brokers or other persons through whom such transactions will be accomplished. The Custodian's sole duty and responsibility shall be to accept, pay for, and deliver against payment any property of any nature as directed in writing by Investment Counsel. The Investment Counsel shall execute the letter of agreement attached as Exhibit A, or such other similar agreement as shall be acceptable to the Custodian.

               (iii) The Custodian shall not be required to accept delivery and pay for any security purchased to the extent there are insufficient funds in the Account to pay for such purchase. The Custodian shall not have any responsibility for delivery of a security not held in the Account.

               (iv) The Custodian shall have no duty to inquire into whether any property acquired or disposed of by Investment Counsel is a proper investment or disposition of such asset. The Custodian shall not have any responsibility to determine whether the price or terms of conditions of any such transaction are correct.

     3. The Principal hereby directs Custodian to invest on a daily basis available collected cash that has been credited to the Account. Such investments may include registered mutual funds for which the Custodian or its affiliates provide investment advisory and other services. The Principal agrees that Custodian may receive reasonable additional compensation for providing these services.

III. RELATIONS TO THIRD PARTIES

     1. Every party dealing with Custodian shall be protected in relying solely upon the representations of Custodian and shall not be required to ascertain whether the approval or direction of Principal has been obtained.

     2. Unless Principal directs otherwise, Custodian shall have no duty to disclose Principal's name, address and securities positions to issuers of securities held in the Account, pursuant to SEC rules implementing the Shareholder Communications Act.

     3. All information and advice furnished under this Agreement by either Party to the other, including their respective agents and employees, shall be treated as confidential and shall not be disclosed to third parties except as required by law.


IV.  DUTIES OF THE CUSTODIAN

     1. The Principal shall retain all voting rights pertaining to securities in the Account. The Custodian shall forward to Investment Counsel or, if none, to Principal, promptly upon receipt, all proxies, proxy statements, notices of meetings or similar proceedings affecting any securities or other property at any time held in this Account. Any such proxy issued in the name of Custodian or its nominee and so forwarded, shall be duly signed, but otherwise unmarked, by Custodian or its nominee. The Custodian shall be under no duty or obligation to make any recommendation regarding the manner of voting of any such proxy, or to determine whether and how such proxy is voted.

     2. The Custodian will act on mergers, exchanges, tenders, warrants, or legal proceedings only as instructed by Principal.

     3. The Custodian shall have no duty to notify Principal of any rights, duties, limitations, conditions or other information set forth in any security (including mandatory or optional put, call and similar provisions).

     4. The Custodian shall forward to Principal information or mailings as it deems appropriate or as directed in writing by Principal.

     5. Unless instructed to the contrary by Principal, Custodian shall process security transactions through its trading facility or any other trading facility it so chooses.

     6. The Custodian shall at all times hold all funds and property in the Account subject to the written instructions of Principal.

     7. The Custodian shall provide at least annually to the Principal and Investment Counsel, if any, periodic statements of account to include receipts, disbursements and assets held.

     8. The Custodian is required by Federal Law to furnish to Principal, without any additional cost written notification of any security transaction in the Account. The notification must be sent within five (5) business days from the date of the transaction or from the date of receipt by Custodian of the broker/dealer confirmation. The Principal may elect as an alternative to receive transaction information as part of its periodic statements of account, as set forth in 7, above.

  X       a.   Do not send notification of each individual transaction.
               Transaction information will be consolidated on the periodic report.

          b.   Send notification of each individual transaction.


V.   RELATIONS BETWEEN PRINCIPAL AND CUSTODIAN

     1. All written communications from Custodian to Principal shall be sent by ordinary mail addressed to Principal at the last address appearing on Custodian's records. Any written notice shall be deemed received by the Principal three business days after the day on which it is mailed to the Principal. In the event Custodian determines that an emergency exists, it may use any other means of communication it deems advisable.

     2. The Custodian may rely upon instructions from the Principal communicated by oral or electronic means, or in writing (including telexes, telegrams, and facsimiles). The Principal agrees to confirm in writing all oral instructions but failure to do so shall not affect the Custodian's right to rely on those instructions. The Principal further consents to the recording by Custodian of any oral instructions given by the Principal or on the Principal's behalf.

     3. In the event the Principal is a fiduciary and shall for any reason fail to complete the administration of its trust, all of the assets then held by the Custodian shall be delivered by the Custodian together with any accumulations of income less its just charges to the duly appointed successor fiduciary.

     4. Principal, if a fiduciary, represents and warrants to Custodian that the instrument creating the fiduciary relationship does not contain any limitations, prohibitions or restrictions regarding investment of any funds. Further, Principal certifies that it is legally empowered to enter into and perform this Agreement in such capacity. Principal, in its individual capacity, hereby indemnifies the Custodian and agrees to hold it harmless from any claim, liability or expense resulting from any of the above statements being incorrect.

     5. Principal, if not a fiduciary, warrants that neither its Articles of Incorporation, By-Laws, Regulations nor Partnership Agreement contain any limitations or restrictions regarding investment of any of its funds or the execution of this Agreement. It further certifies that the actions of the person or persons on its behalf have been duly authorized. Principal has attached hereto a valid copy of a Resolution of its Board of Directors or its equivalent authorizing the appropriate officers, employees and other Custodians of the same to act on its behalf in connection with the Account.

     6. The Custodian shall be bound by any judgement, order, injunction, statute, governmental regulation, or writing of which it has actual notice which legally limits, prohibits or restricts transactions in the Account.

     7. The custodian shall be compensated for its services rendered under these instructions at the rates prescribed in its current schedule of compensation subject to Custodian's right to change its schedule upon prior written notice. The Custodian shall receive reasonable additional compensation for any extraordinary services requested or required. Such compensation shall be deductible by Custodian at such times and from such sources as it may determine to be appropriate. In addition, the Custodian shall be entitled to a service charge as compensation for administrative costs resulting from any overdraft occurring in the Account. Custodian's compensation may be deducted from available cash or cash equivalents held by the Account, unless Custodian and Principal make other arrangements.

     8. The Custodian shall be indemnified and held harmless by Principal from and against all actions or causes of action, claims, demands, liabilities, losses, damages, or expenses of whatsoever kind and nature including, but not limited to, attorneys' fees, which it or its nominee may at any time sustain or incur as a result of this Agreement unless such cause or payment results from the Custodian's gross negligence or willful misconduct. Included shall be acts of the Investment Counsel, if any, and Custodian's failure to pay for property purchased by the Investment Counsel by reason of insufficiency of funds in the Account, and Custodian's failure to deliver any property not held in the Account upon the direction of the Investment Counsel. In connection therewith Custodian or its nominee shall have a lien upon sufficient property held in this Account, and upon any other deposit account of Principal, for its compensation and expenses sustained or incurred as a result of this Agreement.

     9. If Custodian is acting as Settling Bank on behalf of principal for the purpose of funds settlement with a securities clearing company such as Depository Trust Company, Principal will obtain a Letter of Credit on terms acceptable to Custodian and will deposit in the Account such funds, securities or instruments as the Custodian may require to secure payment of the Principal's settlement obligations. If, at the end of any business day, the Custodian has a net debit balance with any securities clearing company resulting from the Principal's settlement obligations, and funds in the Account are insufficient to pay the debit balance, the Custodian may, at its discretion, debit any account which Principal maintains with the Custodian or with any of its affiliates, or draw upon the Letter of Credit, or both, in such amounts as are necessary to pay the debit amount.

     10. Except as otherwise set forth herein, Principal agrees that Custodian shall have no responsibility for ascertaining or acting upon any calls for redemption or retirement, subscription or conversion rights, exchange offers, tenders, interest rate changes or similar matters relating to any securities or other property except at the instruction of the Principal. Custodian shall have no responsibility for informing the Principal with respect to such matters other than as set forth in Section I of this Agreement, whether or not the Custodian has, or is deemed to have, knowledge of any of these matters.

     11. This Agreement may be modified, amended or supplemented at any time by instrument in writing executed by all of the Parties hereto. This Agreement may be terminated at any time by either Party hereto upon written notice to the other Party.

     12. This Agreement shall be governed by the law of the State of Ohio. The Custodian shall be under no obligation to determine whether or not any instructions given to it are contrary to any provision of law.

VI.  BACKUP WITHHOLDING

     Under the penalties of perjury, Principal certifies (by initialing the following) that:

     1.  JCS   a. The number shown at the end of this document is Principal's
       --------correct Taxpayer Identification Number and
                                                       ---
               b. The Principal is not subject to backup withholding because
               (I) Principal is exempt from backup withholding, or (ii)
               Principal has not been notified by the Internal Revenue
               Service (IRS) that Principal is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified Principal that Principal is no longer subject to backup withholding.

     NOTE: If Principal is subject to backup withholding, paragraph VI.b., above is to be lined out.

     Principal's Taxpayer Identification Number:  38-3419227
                                                -----------------
     IN WITNESS WHEREOF, the Parties hereto have subscribed their name to
duplicate originals this 24th day of  July        , 1998.
                         ----       --------------  ----
The Huntington National Bank, (Custodian)     Principal


By: /s/ Mark A. Michon                     By:  /s/ John C. Shoemaker
   ----------------------                      ------------------------

Title:    Sr. Vice President            Title:  President
      -------------------------                ------------------------

                                    EXHIBIT A




The Huntington National Bank
The Huntington Center
Columbus, Ohio  43287

RE:   Trading Confirmation
      Account Number(s):


Dear Sir:

The undersigned has been appointed Investment Manager with respect to assets of those accounts referenced above for which you act as Custodian. Under the terms of the arrangement whereby you act as such Custodian, you are required to act in accordance with our written instructions regarding investment of such assets, unless a different method of instruction is agreed upon by us.

We have agreed to use an institutional delivery system which will provide us with electronic broker trade confirmations of securities and/or financial transactions that we have entered into on behalf of those accounts referenced above. After comparing our trade data with each confirmation, we shall affirm to an institutional delivery system, as soon after receipt of the confirmation as possible, but no later than trade date plus one (12 noon Eastern time on trade date plus two for cancellations and corrections only), through an acknowledgment procedure acceptable to an institutional delivery system, all trades whose confirmations accurately reflect the trades which we have entered into, such affirmations constituting our deliver and/or receive instructions. Alternatively, we may choose to use the matching facilities of an institutional delivery system, which will effect an automatic comparison of our "institutional instructions" with the broker trade confirmations. All trades whose confirmations accurately match the trades we have entered into, as evidenced by our institutional instructions, or fall within the tolerance parameters we have set in the institutional delivery system's standing instructions database, shall be affirmed, such matched affirmations constituting our delivery and/or receive instructions. Upon receipt of our affirmations through the said acknowledgment or matching procedures, an institutional delivery system shall send deliver and/or receive instructions to you in form of an affirmed or matched confirmation.

In the event an institutional delivery system broker trade confirmation does not accurately reflect the transaction in question, we shall not affirm, nor will the institutional delivery system match, the transaction in question and the institutional delivery system shall not send you our deliver and/or receive instructions.

Accordingly, this letter is to confirm our understanding and agreement with you that you are authorized to act in accordance with, and shall be entitled to rely on, and be protected in acting on those deliver and/or receive instructions received by you as affirmed confirmation or matched affirmed confirmations through an institutional delivery system that contain one of the above-referenced bank account numbers in the defined "agent internal account number" field, to the same extent as if the information contained in such instructions was given in written form, signed by us. In the event that an institutional delivery system for any reason does not furnish you an affirmed or matching affirmed confirmation, we shall provide you with instructions in written form as to trades that said confirmation would otherwise have contained. This letter will constitute written instructions to you in accordance with the terms of the arrangements referenced in the first paragraph above.

Investment Manager's Ad Hoc Agreement
Huntington National Bank
Page 2




This agreement shall not preclude our use of written instructions for security transactions and/or other matters when we deem them necessary or advisable. You are authorized to act in accordance with, and shall be entitled to rely on, and be protected in acting on such written instructions. However, in the event a broker trade confirmation is affirmed or an institutional instruction is matched affirmed by the institutional delivery system, said affirmation shall take precedent over the written authorization received for that trade.

This agreement shall become effective with the transactions entered into
by us on                (Trade Date).
        ----------------
If the foregoing is acceptable to you, please execute and return a copy of this letter agreement, upon which it will become effective. This agreement may be canceled by either party upon written notice to the other party.



                                Advance Capital Management, Inc.
                                Investment Manager



                                By:  /s/ John C. Shoemaker
                                     ----------------------
                                     John C. Shoemaker - President